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                                                                     EXHIBIT 3.2


                                                      FILED
                                               STATE OF WASHINGTON
                                                    MAY 2 1994
                                                    RALPH MUNRO
                                                SECRETARY OF STATE


                            ARTICLES OF INCORPORATION
                                       OF
                           NORTHLAND CABLE NEWS, INC.

                                 ARTICLE 1. NAME

        The name of this corporation is "Northland Cable News, Inc."

                               ARTICLE 2. PURPOSES

        This corporation is organized for the following purposes:

        2.1 To engage in the business of developing and producing news programming.

        2.2 To hold interests in other businesses and to engage in any business, trade or activity which may be conducted lawfully by a corporation organized under the Washington Business Corporation Act.

                                ARTICLE 3. SHARES

        The corporation is authorized to issue One Thousand (1,000) shares of common stock and each share shall have a par value of One Dollar ($1.00).

                         ARTICLE 4. NO PREEMPTIVE RIGHTS

        Except as may otherwise be provided by the board of directors, no preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of this corporation.

                         ARTICLE 5. NO CUMULATIVE VOTING

        At each election for directors, every shareholder entitled to vote at such election has the right to vote in person or by proxy the number of shares held by such shareholder for as many persons as there are directors to be elected. No cumulative voting for directors shall be permitted.


Articles of Incorporation                                                 Page 1
of Northland Cable News, Inc.
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                                ARTICLE 6. BYLAWS

        The board of directors shall have the power to adopt, amend or repeal the Bylaws or adopt new Bylaws. Nothing herein shall deny the concurrent power of the shareholders to adopt, alter, amend or repeal the Bylaws.

                     ARTICLE 7. REGISTERED AGENT AND OFFICE

        The name of the initial registered agent of this corporation and the address of its initial registered office are as follows:

                                 RSC Corporation
                          1201 Third Avenue, Suite 3400
                                Seattle, WA 98101

                              ARTICLE 8. DIRECTORS

        The number of directors of this corporation shall be fixed by the Bylaws and may be increased or decreased from time to time in the manner specified therein. The initial board of directors shall consist of three (3) directors, and the names and addresses of the persons who shall serve as directors until the first annual meeting of shareholders and until their successors are elected and qualified, unless one or more of such persons resigns or is removed, are:

                                John S. Whetzell
                          1201 Third Avenue, Suite 3600
                               Seattle, WA 98101

                                Richard I. Clark
                          1201 Third Avenue, Suite 3600
                               Seattle, WA 98101

                                 John E. Iverson
                          1201 Third Avenue, Suite 3400
                                Seattle, WA 98101


Articles of Incorporation                                                 Page 2
of Northland Cable News, Inc.

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                    ARTICLE 9. SHAREHOLDER VOTING REQUIREMENT
                            FOR CERTAIN TRANSACTIONS

        In order to be adopted by the shareholders, an amendment of the Articles of Incorporation, a plan of merger or share exchange, the sale, lease, exchange, or other disposition of all, or substantially all, of the corporation's assets other than in the usual and regular course of business, or the dissolution of the corporation must be approved by the shareholders entitled to vote thereon by sixty-six percent (66%) of all the votes entitled to be cast.

                 ARTICLE 10. LIMITATION OF DIRECTORS' LIABILITY

        A director shall have no liability to the corporation or its shareholders for monetary damages for conduct as a director, except for acts or omissions that involve intentional misconduct by the director, or a knowing violation of law by the director, or for conduct violating RCW 23B.08.310 (as may hereafter be amended or supplemented), or for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If the Washington Business Corporation Act is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the full extent permitted by the Washington Business Corporation Act as so amended. Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification for or with respect to an act or omission of such director occurring prior to such repeal or modification.

             ARTICLE 11. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        11.1 Right to Indemnification. Any individual who is, was, or is threatened to be made a party to or is otherwise involved in (including without limitation as a witness) any threatened, pending, or completed action, suit, or other proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that he or she is or was a director or officer of the corporation or that, while a director or officer, he or she is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation or of a partnership, joint venture, trust, employee benefit plan, or other enterprise, shall be indemnified and held harmless by the corporation, to the full extent permissible by applicable law as then in effect, against all expenses and liabilities (including without limitation any obligation to pay any judgment, settlement, penalty, fine, including without limitation an excise tax assessed with respect to an employee benefit plan, or expense incurred with respect to the proceeding, including without limitation attorneys' fees) actually and reasonably incurred or suffered by such individual in connection therewith; provided, however, that the corporation shall not indemnify any director from or on account of: (a) any act or omission of the director finally adjudged to be intentional misconduct or a knowing violation of law, (b) any conduct of the director finally adjudged to be in


Articles of Incorporation                                                 Page 3
of Northland Cable News, Inc.


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violation of RCW 23B.08.310 (as may hereafter be amended or supplemented), or
(c) any transaction with respect to which it is finally adjudged that the director personally received a benefit in money, property, or services, to which the director was not legally entitled; and further provided that except as provided in the following paragraph with respect to proceedings seeking to enforce rights to indemnification, the corporation shall indemnify any such individual seeking indemnification in connection with a proceeding (or part thereof) initiated by such individual only if such proceeding (or part thereof) was, prior to its initiation, authorized by the board of directors of the corporation. The right to indemnification conferred in this paragraph shall be a contract right and shall include the right to be paid by the corporation for the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of a proceeding shall be made only upon delivery to the corporation of a written undertaking, by or on behalf of the director or officer, in the form of a general unlimited obligation to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this paragraph or otherwise. The right to indemnification as provided herein shall continue as to an individual who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators.

        11.2 Right of Claimant to Apply for Court Order. If a claim made on the corporation for indemnification under the preceding paragraph of this Article is not paid in full by the corporation within sixty (60) days after a written claim has been received by the corporation, except in the case of a claim for expenses incurred in defending a proceeding in advance of its final disposition, in which case the applicable period shall be twenty (20) days, the claimant may at any time thereafter commence an action or otherwise petition a court to order the corporation to pay the unpaid amount of such claim and, to the extent successful in whole or in part, the claimant shall be entitled to be paid also the expense of obtaining such a court order. A claimant shall be presumed to be entitled to indemnification under this Article upon submission of a written claim to the corporation or, in an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition, where the required undertaking has been tendered to the corporation; and thereafter the corporation shall have the burden of proof to overcome the presumption that the claimant is not so entitled. Neither the failure of the corporation (including its board of directors, independent legal counsel or its shareholders) to have made a determination prior to the filing of such petition that indemnification or reimbursement or advancement of expenses to the claimant is proper in the circumstances, nor an actual determination by the corporation (including its board of directors, independent legal counsel or its shareholders) that the claimant is not entitled to indemnification or to the reimbursement or advancement of expenses, shall be a defense to the action or create a presumption that the claimant is not so entitled.

        11.3 Nonexclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any individual may have or hereafter acquire under any statute, provision of the Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.


Articles of Incorporation                                                 Page 4
of Northland Cable News, Inc.
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        11.4 Insurance, Contracts and Funding. The corporation may maintain insurance, at its expense, to protect itself and any director, trustee, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such individual against such expense, liability or loss under the Washington Business Corporation Act. Without further shareholder action, the corporation may enter into contracts with any director or officer of the corporation in furtherance of the provisions of this Article and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article.

        11.5 Indemnification of Employees and Agents of the Corporation. From time to time by action of its board of directors, the corporation may provide to employees and agents of the corporation indemnification and payment of expenses in advance of the final disposition of a proceeding to the same extent provided to officers of the corporation by the provisions of this Article or pursuant to rights granted in or provided by the Washington Business Corporation Act.

              ARTICLE 12. TRANSACTIONS WITH INTERESTED SHAREHOLDERS

      This corporation elects to be covered by the provisions of the Washington Business Corporation Act concerning transactions with interested shareholders, as therein defined, whether or not this corporation may at any time have fewer than three hundred (300) holders of record of its shares.

                            ARTICLE 13. INCORPORATOR

        The name and address of the incorporator are:

                                 James A. Penney
                          1201 Third Avenue, Suite 3600
                               Seattle, WA 98101


EXECUTED this 24th day of April, 1994.


                                       /s/ JAMES A. PENNEY
                                       -------------------------------
                                       James A. Penney, Incorporator

Articles of Incorporation                                                 Page 5
of Northland Cable News, Inc.

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                      CONSENT TO SERVE AS REGISTERED AGENT

        RSC Corporation hereby consents to serve as Registered Agent, in the State of Washington, for Northland Cable News, Inc. It understands that as agent for the corporation, it will be its responsibility to receive service of process in the name of the corporation; to forward all mail to the corporation; and to immediately notify the office of the Secretary of State in the event of its resignation, or of any changes in the registered office address of the corporation for which it is agent.

                                       RSC Corporation

    April 29, 1994                     By  /s/ KEVIN J. COLLETTE
-------------------------              -------------------------------------
        Date                           Print Name  Kevin J. Collette
                                                 ---------------------------
                                       Its  Vice President
                                           ---------------------------------
                                       1201 Third Avenue, Suite 3400
                                       Seattle, Washington 98101


Articles of Incorporation                                                 Page 6
of Northland Cable News, Inc.